Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                         File No.: 333-130755-03

August 16, 2006

UPDATE No. 2 to the Structural and Collateral Information Free Writing Prospectus dated August 2006 (the "Term Sheet FWP") and the Free Writing Prospectus dated August 10, 2006 (the "August 10 FWP")

Banc of America Commercial Mortgage Inc., Commercial Mortgage
Pass-Through Certificates, Series 2006-4 - $2.727B** NEW ISSUE CMBS - Updated Pool Strats

Lead Mgrs:        Banc of America Securities / Deutsche Bank Securities
Co-Mgrs:          Credit Suisse / JPMorgan
Rating Agencies:  Moody's and S&P

Collateral:       164 Loans / 258 Properties

Loan Sellers:     Bank of America, National Association (39.3%),
                  German American Capital Corporation (39.3%),
                  General Electric Capital Corporation (21.4%)

Property Types:   Off 31.3%, Multi 22.2%, Ret 20.3%, Hotel 7.6%, Indus
6.9%,
                  SS 6.7%, Mixed Use 2.8%, MHC 2.2%

Geographic:       CA: 24.7%, TX: 9.9%, NY: 6.5%, PA: 5.8%, FL: 5.1%

DSCR/LTV:         1.33x / 69.8%

Inv. Grade Lns:   5 loans for 1.7% of UPB
Top 10 Loans:     33.5% of the pool, DSCR: 1.32x, LTV: 72.8%


Top 3 Trust Assets                      BALANCE     DSCR      LTV
Technology Corners at Moffett Park    190,000,000   1.25x    65.7%
BlueLinx Holdings Portfolio           147,500,000   1.24x    79.2%
Marriott Indianapolis                 101,780,000   1.52x    70.0%
**Collateral subject to change

The asset-backed securities referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE : THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR. ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

                     Selected Mortgage Loan Characteristics

                                                       Whole Pool             Loan Group 1            Loan Group 2
                                                       ----------             ------------            ------------
Range of per annum mortgage rates                   5.250% to 7.520%         5.250% to 7.520%       5.560% to 6.577%
Weighted average per annum mortgage rate                 6.127%                  6.126%                  6.131%
Range of remaining terms to stated maturity             54 to 241               54 to 241               56 to 121
Weighted average remaining term to stated maturity        110                      112                    103
Range of remaining amortization term                   120 to 360               120 to 360             120 to 360
Weighted average remaining amortization term              356                      356                    358
Range of remaining lock-out periods                     17 to 238               17 to 238               36 to 118
Range of CLTVs                                        9.2% to 80.0%           9.2% to 80.0%          27.5% to 80.0%
Weighted average CLTV                                    69.8%                    69.9%                  69.1%
Range of BLTVs                                        9.2% to 80.0%           9.2% to 80.0%          23.4% to 80.0%
Weighted average BLTV                                    65.4%                    65.3%                  65.8%
Range of DSCRs                                       1.01x to 9.63x           1.01x to 9.63x         1.01x to 3.08x
Weighted average DSCR                                     1.33x                   1.35x                   1.27x

                                  Property Type

                                 Number of                Aggregate                 % of                % of           % of
                                 Mortgaged              Cut-off Date            Initial Pool           Group 1       Group 2
Property Type                    Properties                Balance                Balance              Balance       Balance
-------------                    ----------                -------                -------              -------       -------
Office                               42                 $852,628,415               31.3%               39.70%           -
Multifamily                          36                 $605,825,763               22.2%                2.0%          97.2%
Retail                               47                 $553,425,893               20.3%                25.8%           -
Hotel                                10                 $208,383,881                7.6%                9.7%            -
Industrial                           67                 $188,024,347                6.9%                8.8%            -
Self Storage                         33                 $182,962,598                6.7%                8.5%            -
Mixed Use                            5                   $76,100,000                2.8%                3.5%            -
Manufactured Housing                 18                  $60,123,921                2.2%                2.1%           2.8%